Appendix C

VLLI HOLDINGS II, LLC

WESTECH INVESTMENT ADVISORS, INC.

SIGULER GUFF ADVISERS, L.L.P.

Form of New Management Agreement

MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT ("Agreement") made as of August ____, 2003 between VLLI HOLDINGS II, LLC ("Venture LLC"), a California limited liability company, on the one hand, and WESTECH INVESTMENT ADVISORS, INC. ("Westech Advisors"), a California corporation, and SIGULER GUFF ADVISERS, LLC ("Siguler Guff Advisers"), a Delaware limited liability company, on the other hand. Westech Advisors is sometimes referred to herein as the "Manager;" Siguler Guff Advisers is sometimes referred to herein as the "Adviser to the Manager."

WHEREAS, Venture LLC was formed to effect an orderly realization of the assets (the "Assets"), of Venture Lending & Leasing II, Inc. ("Venture Inc."), the predecessor corporation to Venture LLC, that qualified as a "business development company" under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, Venture LLC desires to retain the Manager and the Adviser to the Manager to furnish certain investment advisory, portfolio management and administrative services to Venture LLC, and the Manager and Siguler Guff Advisers are willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. Venture LLC hereby appoints Westech Advisors as Investment Manager and Siguler Guff Advisers as Adviser to the Manager for the period and on the terms set forth in this Agreement. Westech Advisors and Siguler Guff Advisers each accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Investment Duties. Subject to the supervision of Venture LLC's Managing Member, the Managers will design and implement a program for the orderly realization of the Assets, and administer Venture LLC's day-to-day affairs. The Adviser to the Manager will advise the Manager concerning the oversight of Venture LLC's administration and member relations.

3. Administrative Duties. The Manager will administer the affairs of Venture LLC, subject to the supervision of the Managing Member, and the following understandings:

(a) The Manager will supervise all aspects of the operations of Venture LLC, including oversight of transfer agency, custodial and accounting services; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Managing Member of its responsibility for and control of the conduct of the affairs of Venture LLC.

(b) The Manager will maintain or oversee the maintenance of all books and records with respect to Venture LLC. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintained for Venture Inc. and which are required to be maintained by Rule 31a-1 under the 1940 Act and further agrees to surrender promptly to Venture LLC any records which it maintains for Venture LLC or Venture Inc. upon request by Venture LLC.

(c) All cash, securities and other assets of Venture LLC will be maintained in the custody of one or more banks or brokers selected by the Managing Member to act as custodian for Venture LLC; the authority of the Managers to instruct Venture LLC's custodian(s) to deliver and receive such cash, securities and other assets on behalf of Venture LLC will be governed by a custodian agreement between Venture LLC and such custodian.

4. Further Duties. In all matters relating to the performance of this Agreement, the Manager will act in conformity with the Operating Agreement of Venture LLC and with the instructions and directions of the Managing Member, and all other applicable federal and state laws and regulations.

5. Authority of Westech Advisors; Sharing of Compensation. The Manager, Westech Advisors, shall have sole responsibility for the discharge of all duties and responsibilities delegated to the Manager under this Agreement. The advisory services to be rendered by Siguler Guff Advisers to the Manager in connection with the administration of Venture LLC and its member relations shall be as specified by agreement between Westech Advisors and Siguler Guff Advisers, and the sharing of compensation payable under Paragraph 8 hereof between Westech Advisors and Siguler Guff Advisers shall be as agreed upon between them.

6. Services Not Exclusive. The services furnished by the Manager and the Adviser to the Manager hereunder are not to be deemed exclusive and the Manager and the Adviser to the Manager shall be free to furnish similar services to others so long as their services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager or Adviser to the Manager, who may also be a director, officer or employee of Venture LLC, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7. Expenses.

(a) Venture LLC will pay all expenses (including without limitation accounting, legal, printing, clerical, filing and other expenses) incurred by Venture LLC, either of the Manager or the Adviser to the Manager, or their affiliates on behalf of Venture LLC in connection with the organization of Venture LLC and the contribution of assets by Venture Inc. to Venture LLC. Except as otherwise expressly provided for in Section 7(b) of this Agreement, during the term of this Agreement, Venture LLC will bear all of its expenses incurred in its operations, including but not be limited to, the following: (i) brokerage and commission expense and other transaction costs incident to the acquisition and dispositions of investments and the creation and perfection of security interests with respect thereto, (ii) federal, state and local taxes and fees, including transfer taxes and filing fees, incurred by or levied upon Venture LLC, (iii) interest charges and other fees in connection with borrowings, (iv) expenses of printing and distributing reports and notices to members, (v) costs of meetings of members and the Advisory Board, (vi) charges and expenses of Venture LLC's custodian, transfer and dividend disbursing agent, (vii) compensation and expenses of members of Venture LLC's Advisory Board, (viii) legal and auditing expense, including expenses incident to the documentation for, and consummation of, venture lending and leasing transactions and legal actions to enforce Venture LLC's rights under such loans and leases; (ix) costs associated with recovery by Venture LLC of the value of loan collateral, including storage and liquidation expense, (x) costs of stationery and supplies, (xi) the costs of membership by Venture LLC in any trade organizations, and (xii) expenses associated with litigation and other extraordinary or non-recurring expenses.

(b) The expenses to be borne by the Manager and Adviser to the Manager are limited to the following: (i) all costs and fees incident to the management and disposition of the Assets, such as travel expenses and professional fees (but excluding legal and accounting fees and other costs incident to the closing, documentation or consummation of such transactions), (ii) the cost of adequate office space for Venture LLC and all necessary office equipment and services, including telephone service, heat, utilities and similar items, and (iii) the cost of providing Venture LLC with such corporate, administrative and clerical personnel (including officers of Venture LLC who are employees of the Manager or Adviser to the Manager and are acting in their respective capacities as officers and directors) as is reasonably necessary or advisable to perform the services required to be performed by the Manager and the Adviser to the Manager under this Agreement.

(c) Venture LLC may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, Venture LLC may reduce the fee payable to the Manager and Adviser to the Manager pursuant to Paragraph 8 hereof by such amount. To the extent that such deductions exceed the fee payable to the Manager and Adviser to the Manager on any quarterly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding quarterly payment dates.

(d) The payment or assumption by the Manager or Adviser to the Manager of any expense of Venture LLC that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager or the Adviser to the Manager to pay or assume the same or any similar expense of Venture LLC on any subsequent occasion.

8. Compensation.

(a) For the services provided and the expenses assumed pursuant to this Agreement, Venture LLC will pay to the Manager and the Adviser to the Manager, together, a fee ("Management Fee"), computed and paid quarterly, at an annual rate of 2.5% of Venture LLC's total assets as of the last day of each fiscal quarter thereafter.

(b) If this Agreement becomes effective or terminates before the end of any fiscal quarter, the Management Fee for the period from the effective day to the end of the fiscal quarter or from the beginning of such fiscal quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full fiscal quarter in which such effectiveness or termination occurs.

(c) If (i) the Manager or the Adviser to the Manager, (ii) an officer, director or employee of the Manager or the Adviser to the Manager, (iii) a company controlling, controlled by or under common control with the Manager or the Adviser to the Manager, or (iv) an officer, director or employee of any such company receives any compensation from a company whose securities are held in Venture LLC's portfolio in connection with the provision to that company of significant managerial assistance, the compensation due to the Manager and Adviser to the Manager hereunder shall be reduced by the amount of such fee. If such amounts have not been fully offset at the time of termination of this Agreement, the Manager and the Adviser to the Manager shall pay such excess amounts to Venture LLC upon termination.

9. Limitation of Liability of Manager and Adviser to the Manager. Neither the Manager nor the Adviser to the Manager shall be liable for any error of judgment or mistake of law or for any loss suffered by Venture LLC in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith or gross negligence on their part in the performance of their duties or from reckless disregard by them of their obligations and duties under this Agreement. Any person, even though also an officer, director, employee or agent of the Manager or the Adviser to the Manager, who may be or become an officer, director, employee or agent of Venture LLC shall be deemed, when rendering services to Venture LLC or acting with respect to any business of Venture LLC, to be rendering such service to or acting solely for Venture LLC and not as an officer, director, employee, or agent or one under the control or direction of the Manager or Adviser to the Manager even though paid by it.

10. Duration and Termination.

(a) This Agreement shall become effective upon the date hereabove written.

(b) This Agreement shall continue in full force and effect until the first to occur of the following events:

    The complete liquidation of the Assets;

    The removal of Westech Advisers as Managing Member of Venture LLC by the members of Venture LLC pursuant to the provisions of Venture LLC's Operating Agreement; or

    The termination of this Agreement for "Cause" (as hereinafter defined), by vote of two-thirds in interest of those members of Venture LLC, excluding interests held by the Manager and the Adviser to the Manager or their affiliates. "Cause" shall mean the Manager's willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Manager of its obligations and duties under this Agreement.

(c) Any termination of the Manager hereunder shall automatically terminate all power and authority of the Adviser to the Manager under this Agreement.

11. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of Venture LLC's outstanding voting securities.

12. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

VLLI HOLDINGS II, LLC

By: Westech Investment Advisors, Inc.

Its Managing Member

By: ______________________________

Salvador O. Gutierrez

President

WESTECH INVESTMENT ADVISORS, INC.

By: _________________________________

Ronald W. Swenson

Chief Executive Officer

SIGULER GUFF ADVISERS, LLC

By: __________________________________

Donald P. Spencer

Managing Director